Exhibit 99.02

Arthur Goldgaber, Market Analyst

SmallcapInsights.com
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Arthur Goldgaber

Market Analyst

SmallcapInsights.com

Traditional Tibetan Medicine: New Markets for Tibet’s Ancient Therapies

The people of Tibet, the vast, high Tibetan plateau of southwestern China, have cultivated their own medical treatments and medicines over the course of 2,300 years. Over time, it has also absorbed the influences of traditional Chinese, Indian and Arabic medicines.1 During the third century B.C., a primitive medical system formed on the Qinghai-Tibet Plateau, which provided instructions for daily life, including what to eat and drink, and prescribed simple therapies such as using butter to stop bleeding, consuming natural medicines and massage.2

Tibetan therapies, which were first codified in the eighth century by the physician Yutok Yonten Gonpo and closely entwined with local Buddhist dogma, are clearly distinct from, but related to Traditional Chinese Medicine (TCM). In Tibet’s medical practices, illness is seen as a result of an imbalance of energy. Traditional Tibetan medicine seeks to restore harmony and the balance of energy within the patient’s body, thereby preventing, mitigating or curing diseases. Medicines include not just high-altitude herbs and animal products, but various minerals.3

Due to the remoteness of Tibet, people outside the region knew little about Tibetan medicine until recently. While sales of modern Tibetan pharmaceuticals are still a small percentage of China’s overall TCM market, revenue is growing at a fast pace as Chinese people utilize the products for treating manly illnesses. In an article about modern Tibetan medicines, the chief executive officer of a pharmaceutical company in Qinghai Province, stated that “‘Integrating the characteristics of the TCM and ancient Indian and Persian medical sciences, the Tibetan medicine has been effective in treating cardiovascular diseases, prostate disorders, stomach trouble, dermatosis and hepatitis.’”4

To educate people about their products, Tibet’s various manufacturers have arranged for groups of Tibetan doctors to travel around China and offer free medical consultations. Sales have expanded thanks to the growth in demand for modern formulations of these medicines, such as plasters and ointments to ease pain of rheumatism.5

The traditional Tibetan medicine industry is a segment of China’s Traditional Chinese Medicine (TCM) sector. Tibet’s industry is now in a transition stage, evolving from a sector dominated by small, backyard enterprises to one increasingly characterized by larger-scale, industrial operations. According to China Medicine Source Net (CMSN), there are more than 100 Tibetan medicine enterprises throughout China, 40 of which have secured the good manufacturing practice (GMP) authentication. In 2006, the 17 GMP-certified Tibetan medicine manufacturers in the Tibet Autonomous Region had total annual industrial output of RMB 623 million or about $91 million. Interest in these pharmaceuticals has also spread has spread to many countries in Asia besides China, including Mongolia, Indonesia, Thailand, Nepal and Myanmar.6

[1]	“New market for traditional Tibetan medicine,” Tibet Daily & China Tibet News Web, September 16, 2009.
[2]	“Tibet Medical Giant Inaugurated,” Xinhua News Service, November 17, 2010.
[3]	Mure Dickie. “Tibet Looks to its Traditional Medicine as Economic Cure,” Financial Times, July 3, 2004.
[4]	“New market for traditional Tibetan medicine,” Tibet Daily & China Tibet News Web, September 16, 2009.
[5]	“Tibet Medical Giant Inaugurated,” Xinhua News Service, November 17, 2010.
[6]	Ibid

The TCM and Tibetan medicine sector in China is highly fragmented. At present, the Tibetan drug manufacturers can be divided into two other categories. One category is comprised of many traditional Tibetan medicine companies that produce a variety of different products that rely principally on medicinal formulations that have been “inherited” and used for many, many years. The other category, comprised of far fewer companies, employs more modern manufacturing techniques and research and development capabilities to formulate new products.

Traditional Tibet medicine is also receiving a boost from the Chinese government. China allocated nearly RMB 288 million ($43.43 million) over the past five years to boost traditional Tibetan medicine and improve medical facilities in Tibet. Tibet has a traditional medical service network led by the Lhasa-based Tibetan Hospital. The network includes 28 other hospitals across the region. The central government sponsored the construction of new hospitals in 20 counties and the renovation of six prefecture-level hospitals in Tibet between 2006 and 2010, with a combined investment of RMB 128 million ($19.6 million), In addition, A RMB 40 million ($6.1 million) research organization is being established to facilitate research and development projects in traditional Tibetan medicine. China’s Ministry of Finance and the State Administration of Traditional Chinese Medicine also pledged an additional RMB 68 million ($10.4 million) to improve pharmaceutical and first-aid services in Tibetan hospitals.7

In China, TCM is not an alternative form of therapy, but is used in state-run hospitals alongside modern medicine. For its practitioners and advocates, TCM is a complete medical system that is used to treat many ailments. TCM is also believed to promote long-term wellness and vigor. Many Chinese citizens prefer traditional Chinese remedies to Western remedies because they believe they have fewer side effects and a more natural recuperative effect on the body. In practice, the Chinese prefer Western style medicines only in the treatment of urgent cases or serious conditions. Manufacturers in China often use the term “pharmaceutical” when referring to both Chinese or Western medicines, and production of TCM products can appear as advanced and high-tech as Western medicines.8 The roots of TCM date back thousands of years and include numerous therapies, including herbal medications, acupuncture, dietary manipulation, massage and others.

As far as the differences between Chinese and Tibetan traditional medicine, Tibetan medicine is based in part on the concept that diseases are caused by the influence of the environment, climate and diet. Doctors first will instruct the patients to change living habits or diet instead of giving prescriptions. Diseases can be categorized into two types, cold or hot. Medicine is used to “cool the hot” and “warm the cold.9

In addition to plants and herbs, Tibetan pharmaceutical companies use minerals in their medicines such as gold, silver, copper and iron.10 With special processing techniques, the minerals substances become specific curatives following qualitative changes.11 Modern research has indicated that these heavy metals in the Tibetan medicines are safe for human consumption after going through strict refining processes.12

Just as TCM is based on the theory of the balance between yin and yang, Tibetan medicine also has a balance, but it uses three instead of two. These three elements are Long, Chiba and Peigen. Long refers to the human body’s energy, similar to qi in TCM. Chiba refers to the body’s liquids, including the saliva, blood, sweat and bile. Peigen is the functioning of the internal organs. Tibetan medicine also uses feeling the pulse as a method of diagnosis. Practitioners also pay special attention to the change of the tongue’s

[7]	“Hefty investment boosts traditional Tibetan medicine,” Xinhua News Service, January 11, 2011.
[8]	“World Pharmaceutical Markets.” Espicom Business Intelligence, September 2010.
[9]	“New market for traditional Tibetan medicine,” Tibet Daily & China Tibet News Web, September 16, 2009.
[10]	Ibid.
[11]	“Tibetan medicine: popularity asks for Promotion,” Tibet Daily & China Tibet News Web, February 9, 2010.
[12]	Ibid.

coating and the first urine discharge in the morning. Tibetan doctors now use modern equipment like x-ray equipment, endoscopes, and ultrasonic devices along with traditional methods to improve the accuracy of the diagnosis.13 In China, at least 10 cities have set up Tibetan medicine centers. One of the largest is the Beijing Hospital of Traditional Tibetan Medicine, which was founded in 1992.14

Size of Overall Chinese TCM Market

TCM products are part of a large and fast-growing Chinese over-the-counter (OTC) pharmaceuticals industry, and a segment of the overall retail drug channel. China’s Tibetan medicine industry was about RMB 1 billion ($153 million) in size in 2006, about 0.5% of China’s total pharmaceutical industry, according to CMSN. The Tibetan medicine industry is believed to be growing rapidly: CMSN projected the Tibetan medicine industry as a whole to be growing at an average annual rate of about 50%.

In competing with TCM manufacturers, Tibetan pharmaceutical companies must compete for their share of the market on the basis of the company’s brand name and reputation, the price of their products, perceived efficacy of the and side effects of the medicines, the company’s marketing ability, economies of scale, customer service and customer support capabilities and customer base and customer loyalty.

Developing an estimate of the TCM market’s size is difficult, according to local pharmaceutical analysts, because it includes both hand-mixed, home-brewed products that are dispensed without prescription and modern pill versions of the same medicines. The total Chinese OTC pharmaceuticals retail market increased to RMB 72.02 billion ($10.76 billion) in 2009, and the market is expected to surpass RMB 100 billion ($14.94 billion) by 2013, as estimated by Access Asia Ltd., a UK-based independent provider of market intelligence. Retail sales of OTC drugs grew by 102% between 2003 and 2009.15

Within the OTC retail channel, TCM sales reached RMB 40 billion ($6 billion) in 2009, a 97% increase from 2003. The entire retail pharmaceutical market—including OTC drugs (divided between Western medicines and TCM), vitamins, minerals and supplements and prescription medicines—was worth RMB 136 billion ($20.32 billion) in 2009, up 119% since 20003, and is expected to grow by 56% in constant value terms between 2010 and 2015, according to Access Asia Ltd.16

Another firm, IMS Health—a U.S.-based provider of market intelligence to the pharmaceutical and healthcare industries—estimates that TCM has grown from 1% to 11% of the Chinese pharmaceutical market over the past decade, with annual sales now at $2.5 billion. The Chinese Food and Drug Administration states that TCM represents 36% of the total Chinese domestic medical market.17

Espicom Business Intelligence reports that official data from the China Association of Pharmaceutical Commerce (CAPAC) calculated revenues for the TCM industry in 2007 at $17.3 billion. This makes the size of the TCM market nearly as large as the Western pharmaceutical market in China. In addition, TCM’s sales growth pace, a compounded annual growth rate of 21.7%., was faster than the Western pharmaceutical market’s sales growth rate. In addition, the total profit for TCM products in 2007 was $2 billion, which was higher than that of the Western pharmaceutical market.18

[13]	Ibid.
[14]	Ibid.
[15]	“OTC Drugs & Pharmacy Retailing in China 2010: A Market Analysis.” Access Asia Limited, 2010, p. 3.
[16]	Ibid.
[17]	Andrew Jack and Patti Waldmeir “Pharmaceuticals: China is proving a tonic for investors.” Financial Times, Aug. 19, 2010.
[18]	“World Pharmaceutical Markets.” Espicom Business Intelligence, September 2010.

TCM Growth Drivers

The rapid growth of the OTC market overall, and TCM specifically, has been spurred by several factors. One of the major drivers has been the fast rate of economic growth in China, which has been increasing consumers’ discretionary income. China’s private consumption was $890 billion in 2007, making it the world’s fifth-largest consumer market, behind the United States, Japan, the United Kingdom, and Germany, according to Newsweek.19 However, as a share of China’s gross domestic product (GDP), consumption was only 36%—only half that of the United States and two thirds that of both Europe and Japan. China has the lowest consumption-to-GDP ratio of any major world economy.20

The McKinsey Global Institute (MGI), McKinsey & Co.’s economic research division, expects 1 billion new consumers to emerge by 2015, lifting them into the ranks of the middle class with extraordinary spending power. If China manages to boost its consumption share to between 45% and 50% of GDP by 2025, the economy would potentially generate an additional 8 to 15% of annual GDP.21

The Chinese middle class, defined as those with annual salaries between $6,000 and $25,000, has grown from just about zero in 1995 to an estimated 87 million in 2005. By 2015, it is estimated the group’s size will increase to 317 million. More recently, an affluent group, defined as those earning more than $25,000 per year, has also emerged. From 2.9 million in 2005, it is expected their ranks will grow to 8.5 million by 2015.22 In fact, a 10.5% increase in urban incomes in 2009 helped fuel consumer spending in China, but that increase was from a low base.23

China’s economic development has led to a sharp rise in healthcare expenditures. The increased spending power of China’s population continues to be reflected in the increased consumption of health products and medical services. According to Euromonitor data, expenditures by Chinese people on these goods and services increased from $45.9 billion in 2007 to $123 billion in 2008.24 China’s consumer expenditure on health and medical services as a percentage of total consumer expenditure will rise to 13.0% by 2020 compared to 9.1% in 2010, according to Euromonitor.25

As part of China’s efforts to provide affordable, higher-quality healthcare to all citizens, the State Council (the highest executive organ of power in the Chinese government, as well as the highest organ of Chinese government administration) announced in January 2009 that it will invest RMB 850 billion (approximately $125 billion) over the next two years in healthcare.26 The reform will boost demand for pharmaceutical products ranging from medical equipment to Chinese medicines. The reform calls for the capping of the cost of hundreds of prescription and non-prescription drugs, expanding medical insurance and constructing a clinic in each of China’s 700,000 villages.27

One major component of the increased demand for both OTC products and pharmaceuticals is an aging Chinese population. By 2030, China is expected to have the largest absolute number of elderly (aged over

[19]	“Unleashing the Chinese Consumer.” Newsweek, Sept. 5, 2009.
[20]	Ibid.
[21]	Ibid.
[22]	Understanding the Affluent Consumers of China.” Insights, HSBC MasterCard International, second quarter 2007.
[23]	Linda Yueh. “A stronger China”. Finance & Development, June 2010, volume 47, number 2. http://www.imf.org/external/pubs/ft/fandd/2010/06/yueh.htm
[24]	“Regional Focus: Ageing Asia Pacific.” Euromonitor, Oct. 12, 2009.
[25]	Emerging Focus: Ageing population in emerging market economies.” Euromonitor, Oct. 12, 2009.
[26]	“China passes new medical reform plan.” Xinhua News Website. http://news.xinhuanet.com/english/2009-01/21/content _10698501.htm
[27]	“OTC Drugs & Pharmacy Retailing in China 2010: A Market Analysis.” Access Asia Limited, 2010, p. 7.

65) in the world, totaling 222 million from 130 million in 2010 and will account for 15.9% of China’s total population, up from 9.7% in 2010.28

Overall, it’s certain that Tibetan medicine has begun to move out of the snowy Tibetan plateau and enjoy popularity in both other parts of China and other parts of the world.

Disclosure Statements: Important Disclosures

This white paper by Arthur Goldgaber (“AG”), a contributing Market Analyst for SmallcapInsights.com, is to be used for informational purposes only. AG may be engaged from time to time by clients of SmallcapInsights.com to report on macro-economic and general market conditions. This paper is based on information assumed to be reliable and accurate, but AG does not guarantee or make any representation with regard to its reliability, accuracy or completeness. AG made no attempt to independently verify the reliability, accuracy or completeness of this information utilized in the writing of this paper. Any statements or opinions expressed in this paper are subject to change without notice. AG accepts no liability with regard to any loss arising from any use of this paper. AG was paid $600 by Tibet Pharmaceuticals, Inc. (“TBET”) for preparing this white paper in advance of the publication of this paper. TBET did not participate in the preparation of this white paper.

[28]	“Emerging Focus: Ageing population in emerging market economies.” Euromonitor. http://blog.euromonitor.com/2010/05/emerging-focus-ageing-population-in-emerging-market-economies.html. May 5, 2010.